Exhibit 10.13

HARMONY BIOSCIENCES, LLC

SEPARATION PLAN

As Adopted Effective as of June [*], 2020

THIS DOCUMENT CONSTITUTES THE OFFICIAL PLAN DOCUMENT

AS WELL AS THE SUMMARY PLAN DESCRIPTION OF THIS PLAN

HARMONY BIOSCIENCES, LLC

SEPARATION PLAN AND SUMMARY PLAN DESCRIPTION

Exhibit A - Release

HARMONY BIOSCIENCES, LLC

SEPARATION PLAN AND SUMMARY PLAN DESCRIPTION

I. PURPOSE OF PLAN

The Company has established the Plan:

(a)	to provide the terms and conditions relating to a Participant’s eligibility for certain benefits upon a Termination in connection with a Change in Control;

(b)	to recruit and retain certain highly qualified individuals as Employees; and

(c)

to maintain the focus of Employees on the business of the Company or the Parent and to mitigate the distractions caused by the possibility that the Employee’s employment may be terminated or that the Company or the Parent may be the target of an acquisition.

The Plan is intended to be an employee welfare benefit plan within the meaning of Section 3(1) of ERISA. Further, this Plan is intended constitute a severance pay plan within the meaning of Department of Labor Regulation Section 2510.3-2(b), and it is intended that all payments made under the Plan be deductible by the Company under Code Section 162(a).

Terms in initial capital letter will have the meaning assigned to them in Section XII of the Plan.

This document is the official plan document and has been drafted so that is contents and wording also will be a summary plan description (or SPD) (as required and defined by ERISA).

II. ELIGIBILITY AND PARTICIPATION

2.1	Eligibility. All Employees are eligible to participate in the Plan.

2.2

Participation. Participants are those Employees designated by the Administrator in its sole discretion to participate in the Plan; provided, however, that the Administrator is not permitted to designate an Employee as a new Participant following a Change in Control Date. An Employee who becomes a Participant will remain a Participant until the earlier of the date the Plan is terminated or the date all obligations of the Company and the Participant under the Plan are fulfilled. Participation will be evidenced by the Employee’s acknowledgment of his or her designation as a Participant in the form specified by the Administrator.

III. SEVERANCE BENEFITS

3.1

Severance Benefits. If a (I) Termination occurs during the Change in Control Protection Period, (II) the Participant has not been offered a Comparable Position, and (III) the Participant complies with the requirements of Section 4 below, the Participant will be eligible to receive the benefits set forth in this Section 3. A Participant’s benefits under this Section 3 will be in lieu of any benefits under an employment agreement between the Participant and the Company or the Parent, as applicable, except where such payment of a lump sum hereunder would result in a violation of Section 409A of the Code, to the extent applicable, in which case benefits under this Section 3 will be offset on a dollar for dollar basis for any benefits paid under the employment agreement and any excess payable under this Plan will be paid in a lump sum as provided under this Section 3. Determinations with respect to Code Section 409A (and offset described) will be made by the Administrator in its sole discretion.

(a)	Severance Pay. A lump sum cash payment equal to the sum of the following:

(i)

an amount equal to a pro rata portion of the annual bonus which would have been paid for the year in which the Termination Date occurs, with the amount determined based on 100% of the Participant’s “target” bonus for the calendar year of the Termination Date, multiplied by a fraction, the numerator of which is the number of calendar days in the year of the Termination Date prior to the Termination Date and the denominator is 365; provided, however, if the Participant is on an active performance management plan or a performance improvement plan, the amount of the pro rata portion of the annual bonus may be reduced in the sole discretion of the Administrator; plus

(ii)	an amount equal to six (6) months of the Terminated Participant’s Salary; plus

(iii)	the Change in Control Health Benefit.

(b)

Outplacement Assistance. Outplacement assistance as determined in the discretion of the Administrator, to be provided by a vendor selected by the Company in accordance with the terms of the applicable program then being offered by the Company. Outplacement assistance must commence within forty-five (45) days of the expiration of the Revocation Period (as defined in Section 3.5 below), and must be completed before the end of the calendar year following the year in which the Termination Date occurred.

3.2.

Payment of Severance Pay to Beneficiaries. If a Terminated Participant dies after his or her Termination during the Change in Control Protection Period, all Severance Pay that would have been paid to the Terminated Participant under this Section 3 but for his or her death, will be paid to the Terminated Participant’s Beneficiary in a single lump sum payment within sixty (60) days following the Participant’s death.

3.3.

Equity Plans. The Severance Benefits are in addition to the benefits, if any, under any equity incentive plan, program, or arrangement, which benefits will be determined solely in accordance with any such equity incentive plan, program, or arrangement.

3.4.

Payment of Severance Pay. Severance Pay under this Section 3 will be paid in the form determined in the sole discretion of the Administrator, which form may include (1) a single lump sum payment; or (2) in equal installments in accordance with the Company’s regular payroll practice. Severance Pay shall begin to be paid on the first payroll period following the expiration of the time period for the Participant to revoke his or her execution of the Release (as defined in Section 4.1 below) as specified in the Release (the “Revocation Period”); provided, however, that in no event will the Severance Pay begin to be paid later than the sixtieth (60th) day following the Termination Date.

IV. PARTICIPANT OBLIGATIONS

4.1

Waiver and Release. As a condition for receiving Severance Benefits under this Plan, a Terminated Participant must timely execute (and not revoke) and deliver to the Company a waiver and release substantially in the form attached to the Plan as Exhibit A (the “Release”) within the time period specified in the Release. The Release, in final executable form as determined by the Administrator, will be provided to the Terminated Participant by the Company no later than five (5) days after the Termination Date.

4.2

Noncompetition. At all times during a Participant’s service with the Company or the Parent and for twelve (12) months following the Participant’s Termination Date, the Participant shall not, directly or indirectly, engage in a Competitive Activity.

4.3

Nonsolicitation. At all times during a Participant’s service with the Company or the Parent and for twelve (12) months following the Participant’s Termination Date, the Participant shall not directly or indirectly through another entity (a) induce or attempt to induce any employee of the Parent or the Company to leave the employ or service of the Parent or the Company, (b) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Parent or the Company to cease doing business with the Parent or the Company, or (c) usurp any business opportunity presented to the Parent or the Company or which the Parent or the Company was, in good faith, considering prior to the Termination Date.

4.4

Confidentiality. At all times prior to and following a Participant’s Termination Date, the Participant shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or the Parent, including trade secret or proprietary or confidential information of any customer or client or other entity to which the Company or the Parent owes an obligation not to disclose such information, which he or she acquires during his or her service with the Company or the Parent, including, but not limited to, records kept in the ordinary course of business, except:

(a)	as may be required or appropriate in connection with his or her work as an employee of the Company or the Parent;

(b)

when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or the Parent or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him or her to divulge, disclose, or make accessible such information, or in connection with whistleblower protections afforded under applicable Federal or state statute; (which shall not require prior notice to the Company), provided that neither the Company nor the Parent waives any attorney-client privilege;

(c)	with respect to confidential information that becomes generally known to the public or trade without his or her violation of this Section 4.4; or

(d)

to the Participant’s spouse and/or his or her personal tax and financial advisors as reasonably necessary or appropriate to advance the Participant’s tax, financial, and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of any trade secret or proprietary or confidential information of the Company or the Parent by an Exempt Person shall be deemed to be a breach of this Section 4.4 by the Participant.

4.5

Non-Disparagement. At all times prior to and following a Participant’s Termination Date, the Participant shall not make any statements or express any views that disparage the business reputation or goodwill of the Parent or the Company, any officers, directors or mangers thereof or any products, whether orally, in writing, or in any electronic medium (including, without limitation, on any social media or similar platform).

4.6

Resignation as Officer and Manager. The Participant shall be deemed to resign as (a) an officer of the Company or the Parent, (b) a member of the board and similar body of the Company or the Parent, and (c) any trustee (or similar position) of any Company or Parent benefit plan, program, or trust as of his or her Termination Date.

4.7

Return of Company Property. On, before, or immediately following a Participant’s Termination Date, a Participant shall return all property of the Company or the Parent in his or her possession, including, but not limited to, all computer equipment (hardware and software), telephones, facsimile machines, Blackberrys/smart phones/PDAs, and other communication devices, credit cards, office keys, security access cards, badges, identification cards, and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company or the Parent, its and their customers and clients, or its and their prospective customers and clients.

4.8

Cooperation. A Participant’s entitlement to benefits under this Plan is conditioned on the Participant cooperating to the extent reasonably requested, as determined by the Administrator, to effect the applicable Change in Control. Without limiting the foregoing, following a Participant’s Termination Date, the Participant shall give his or her assistance and cooperation willingly, upon reasonable advance notice with due consideration for his or her other business or personal commitments, in any matter relating to his or her position with the Company or the Parent or his or her expertise or experience as the Company or the Parent may reasonably request, including his or her attendance and truthful testimony where deemed appropriate by the Company or the Parent, with respect to any investigation or the Company’s or the Parent’s defense or prosecution of any existing or future claims or litigation or other proceedings relating to matters in which he or she was involved or potentially had knowledge by virtue of his or her service with the Company or the Parent. In no event will his or her cooperation materially interfere with his or her services for a subsequent employer or other similar service recipient. The Company agrees that (a) it will promptly reimburse the Participant for his or her reasonable and documented expenses in connection with his or her rendering assistance and/or cooperation under this Section 4.8, upon his or her presentation of documentation for such expenses and (b) the Participant will be reasonably compensated for any continued material services as required under this Section 4.8.

4.9

Enforcement of Section 4. If a Terminated Participant materially violates any provision of this Section 4, he or she shall immediately forfeit any right, title and interest to any Severance Benefits that have not yet been paid or provided, and the Terminated Participant shall be required to immediately repay to the Company on demand a cash amount equal to the gross amount of the Severance Benefits that he or she has already received or that were provided.

4.10

Enforcement of Noncompetition, Nonsolicitation and Confidentiality Covenants. In addition to Section 4.9 above, if a Terminated Participant violates or threatens to violate any provision of this Section 4, the Company shall not have an adequate remedy at law. Accordingly, the Company shall not be required to pay or provide (and the Participant shall forfeit without consideration) any amounts or Severance Benefits under Section 3 above, and the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Terminated Participant and any business, firm, partnership, individual, corporation, or entity participating in the breach or threatened breach from the violation of the provisions of this Section 4 (without having to post a bond or other security or proving inadequacy of monetary damages). Nothing in the Plan shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of this Section 4, including the recovery of damages.

4.11

Protected Activity. Nothing in this Plan shall preclude a Participant from: (a) engaging in concerted, protected activity under the National Labor Relations Act (such as discussing wages and terms and conditions of employment with co-workers) to the extent that the Participant is a non-managerial, non-supervisory employee; (b) taking any lawful action or making any disclosure to the extent protected or required by applicable law; or (c) communicating with, providing information to, testifying before, or otherwise assisting any governmental agency, official, or body with respect to a possible violation of any law, rule, or regulation. Without prior authorization from the Company’s Legal Department, however, the Company does not authorize the Participant to disclose to anyone a communication that is covered by the Company’s attorney-client privilege.

4.12

Blue Pencil. If, at any time, the provisions of this Section 4 are determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity with respect to a Participant, this Plan will be considered divisible and may become and be immediately amended (or reformed) to only such area, duration and scope of activity as is determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the Participant and the Company agree that this Plan as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein.

V. CLAIMS

5.1

Claims Procedure. If any Participant or Beneficiary, or his or her legal representative (the “Claimant”), has a claim for benefits under the Plan which is not being paid, the Claimant may file a written claim with the Administrator setting forth the amount and nature of the claim, supporting facts, and the Claimant’s address. Written notice of the disposition of a claim by the Administrator will be furnished to the Claimant within ninety (90) days after the claim is filed. If the Administrator determines that special circumstances require an extension of time for processing the claim, the Administrator may take up to an additional ninety (90) days to process the claim, provided that written notice of the extension is furnished to the Claimant prior to the expiration of the initial ninety (90) day period, which notice will indicate the special circumstances requiring the extension and the date by which the Plan expects to render a decision.

If the claim is denied, the Administrator will provide written or electronic notification of the determination to the Claimant, which notification shall set forth (a) the reasons for the denial; (b) reference to the pertinent provisions of the Plan on which the denial is based; (c) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why the material or information is necessary; and (d) a description of the Plan’s claim review procedure, and the time limits applicable to those procedures.

5.2

Claims Review Procedure. If a Claimant whose claim has been denied wishes further consideration of his or her claim, he or she may request the Administrator to review the claim in a written request for review, which must be filed with the Administrator no later than sixty (60) days after receipt of the written notification of disposition provided for in Section 5.1 above. As part of the review, the Claimant will have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits; will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefit. The Administrator will fully and fairly review the matter and will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether it was submitted or considered in the initial benefit determination. The Administrator will notify the Claimant of its determination on review within sixty (60) days after receipt of the Claimant’s request for review. If the Administrator determines that special circumstances require an extension of time for processing the claim, the Administrator may take up to an additional sixty (60) days to process the claim, provided that written notice of the extension is furnished to the Claimant prior to the expiration of the initial sixty (60) day period, which notice will indicate the special circumstances requiring the extension and the date by which the Plan expects to render a decision.

The Administrator will provide written or electronic notification of its determination on review to the Claimant, which notification will set forth (a) the reasons for the denial; (b) reference to the pertinent provisions of the Plan on which the denial is based; and (c) a description of the dispute resolution procedures offered by the Plan (as described in Section 5.3 hereof).

5.3

Dispute Resolution. Any disputes arising under or in connection with the Plan (other than proceedings for injunctive relief with respect to or in connection with Section 4 above) shall be resolved by binding arbitration, to be held in the Greater Philadelphia, Pennsylvania area or in any other location mutually agreed to by the Company and the applicable Participant in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. A Participant must exhaust the claims and appeals procedures set forth in Sections 5.1 and 5.2 above before requesting binding arbitration. A request for binding arbitration to resolve a dispute must be made no later than ninety (90) days following the Administrator’s final determination on review pursuant to Section 5.2 hereof.

5.4

Reimbursement of Expenses. If there is any dispute between the Company and a Participant with respect to a claim under the Plan, the Company will reimburse the Participant for all reasonable fees, costs and expenses incurred by the Participant with respect to the disputed claim; provided, however, that (i) the Participant is the prevailing party with respect to the disputed claim or (ii) the disputed claim is settled in the Participant’s favor.

VI. ADMINISTRATION

6.1	Responsibility. The Administrator shall have the responsibility, in its sole discretion, to control, operate, manage and administer the Plan in accordance with its terms.

6.2

Authority of the Administrator. The Administrator shall have the maximum discretionary authority permitted by law that may be necessary to enable it to discharge its responsibilities with respect to the Plan, including, but not limited to, the following:

(a)	to determine eligibility for participation in the Plan and designate Employees as Participants;

(b)	to determine the occurrence of a Change in Control, whether a Termination was for Cause or Good Reason or other determinations hereunder;

(c)	to determine or calculate a Participant’s Severance Benefits;

(d)

to correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(e)	to issue administrative guidelines as an aid to administer the Plan and make changes in the guidelines as it from time to time deems proper;

(f)	to make rules for carrying out and administering the Plan and make changes in the rules as it from time to time deems proper;

(g)	to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions, and limitations; and

(h)	to take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

6.3

Action by the Administrator. The Administrator may act at a meeting (whether in person or by telephone or video conference) only by a vote or determination of a majority of its members. In addition, any vote or determination of the Administrator may be made, without a meeting, by a writing or writings signed by all of the members of the Administrator. In addition, the Administrator may authorize any one or more of its members to execute and deliver documents on behalf of the Administrator.

6.4

Delegation of Authority. The Administrator may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable; provided, however, that any delegation shall be in writing. In addition, the Administrator, or any person to whom it has delegated duties, may employ one or more persons to render advice with respect to any responsibility the Administrator or they may have under the Plan. The Administrator may employ legal or other counsel, consultants, and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any counsel, consultant or agent so engaged. Expenses incurred by the Administrator in the engagement of any counsel, consultant, or agent will be paid by the Company or the Parent whose employees have benefited from the Plan, as determined by the Administrator.

6.5

Determinations and Interpretations by the Administrator. All determinations and interpretations made by the Administrator shall be in the sole discretion of the Administrator and shall be binding and conclusive to the maximum extent permitted by law on all Participants and their heirs, successors, and legal representatives.

6.6

Information. The Company shall furnish to the Administrator in writing all information the Administrator may deem necessary, desirable or appropriate for the exercise of its powers and duties in the administration of the Plan. Such information may include, but shall not be limited to, the full names of all Participants, their earnings, and their dates of birth, employment, retirement or death. Such information shall be conclusive for all purposes of the Plan, and the Administrator shall be entitled to rely thereon without any investigation thereof.

6.7

Liability. The Administrator (including, if applicable, the members of the Parent Board) shall not be liable, and no Employee providing services to the Company or the Parent shall be liable, for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence, or willful misconduct, or liable for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated.

6.8

Indemnification. The Company shall indemnify the Administrator (including, if applicable, the members of the Parent Board) and any agent of the Administrator who is an Employee providing services to the Company or the Parent, against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan to the extent provided in the Company’s governing documents and under applicable law, except in circumstances involving the person’s bad faith, gross negligence, or willful misconduct.

VII. TAXES

7.1

Withholding Taxes. The Company and the Parent shall be entitled to withhold from any and all payments made under the Plan all federal, state, local, and/or other taxes which the Company determines are required to be so withheld from such payments or by reason of any other payments made to or on behalf of the Participant or for his or her benefit hereunder.

7.2

Golden Parachute Excise Tax. In the event that a Participant becomes subject to the excise tax imposed by Code Section 4999 (the “Parachute Excise Tax”) and/or the Company or the Parent would lose a tax deduction due to the imposition of Code Section 280G, any payments or benefits under the Plan will be reduced to the extent necessary to avoid the Parachute Excise Tax and/or loss of deduction, provided, that the Company may seek exemption under Code Section 280G’s shareholder approval exception, subject to the cooperation of “disqualified individuals” affected under Code Section 4999.

7.3

Code Section 409A. All amounts payable under this Plan are intended to comply with the “short term deferral” exception from Code Section 409A (“Section 409A”) specified in Treas. Reg. §1.409A-1(b)(4) (or any successor provision) or the separation pay plan exception specified in Treas. Reg. §1.409A-1(b)(9) (or any successor provision), or both of them, and shall be interpreted in a manner consistent with those exceptions. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Plan are subject to Section 409A, the Plan shall be interpreted and administered in such a way as to comply with the applicable provisions of Section 409A to the maximum extent possible. To the extent that the Plan is subject to Section 409A and fails to comply with the requirements of Section 409A, the Company reserves the right (without any obligation to do so) to amend, restructure, terminate, or replace the Plan in order to cause the Plan either to comply with the applicable provisions of Section 409A or not be subject to Section

409A. If payment of any amount of “deferred compensation” (as defined under Section 409A) is triggered by a separation from service that occurs while the Employee is a “specified employee” (as defined under Section 409A) with respect to Company, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the Participant’s death. Each payment under the Plan shall be treated as a separate payment of compensation for purposes of applying Section 409A. “Termination of employment,” “retirement,” “resignation” or words of similar import, as used in the Plan shall mean, with respect to any payments of deferred compensation subject to Section 409A of the Code, the Participant’s “separation from service” as defined in Section 409A. The Participant shall not have the ability to control, directly or indirectly, the timing of any payments of deferred compensation subject to Section 409A. Any payments that are deferred compensation subject to Section 409A, and that could occur in one of two calendar years depending on the timing of an action by a Participant, such as the delivery of a release, will always occur in the later year. A Participant shall not have the ability to select the timing or form of any payment under this Plan. Nothing in this Plan shall be construed as a guarantee of any particular tax treatment to a Participant. A Participant shall be solely responsible for the tax consequences with respect to all amounts payable under the Plan, and in no event shall the Company have any responsibility or liability if the Plan does not meet any applicable requirements of Section 409A.

7.4

No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, the Parent or the Company and their respective managers, officers, agents, and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state, and local income, estate, and gift tax treatment, will be applicable with respect to benefits or amounts payable or provided under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

VIII. TERM OF PLAN;

AMENDMENT AND TERMINATION OF PLAN

8.1	Term of Plan. The Plan shall be effective as of the Effective Date and shall remain in effect until the Parent Board terminates or suspends the Plan in accordance with Section 8.3 below.

8.2

Amendment of Plan. The Plan may be amended by the Parent Board at any time with or without prior notice; provided, however, that if the Plan is amended during the Change in Control Protection Period such amendment may not be adverse to a Participant with respect to eligibility or amount of payments or benefits hereunder without the written consent of such Participant(s).

8.3

Termination of Plan. The Plan may be terminated or suspended by the Parent Board at any time with or without prior notice; provided, however, that the Plan shall not be terminated or suspended during the Change in Control Protection Period without the written consent of a majority of the Participants.

8.4

No Adverse Effect. If the Plan is amended, terminated, or suspended in accordance with Section 8.2 or 8.3 above, such action shall not adversely affect the Severance Benefits of any Terminated Participant who, at the date of such amendment, termination or suspension, is already receiving or entitled to receive Severance Benefits under the Plan.

IX. MISCELLANEOUS

9.1

No Mitigation. A Terminated Participant shall be under no obligation to seek other employment following the Termination Date and there shall be no offset against amounts due the Terminated Participant under the Plan on account of any compensation attributable to any subsequent employment.

9.2

Offset; No Duplication of Benefits. Without limiting Section 3 above, and to the extent permitted by Section 409A, Severance Benefits provided hereunder shall automatically be reduced by any payment or benefit made or provided or to be made or to be provided by the Company or the Parent to the Participant pursuant to (i) the termination of employment/service provisions of any employment agreement or services arrangement between the Company or the Parent and the Participant, and (ii) any federal, state or local statute, rule, regulation or ordinance.

9.3

No Right, Title, or Interest in Company or Parent Assets. Participants shall have no right, title, or interest whatsoever in or to any assets of the Company or the Parent or any investments which the Company or the Parent may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or the Parent and any Participant, Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company or the Parent under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Parent. Subject to this Section 9.3, all payments to be made hereunder shall be paid from the general funds of the Company or the Parent and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

9.4

No Right to Continued Employment. The Participant’s rights, if any, to continue to serve the Company or the Parent as an employee or service provider shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan, and the Company or the Parent reserves the right to terminate the employment or service of any Employee at any time. The adoption of the Plan shall not be deemed to give any Employee, or any other individual, any right to be selected as a Participant or to continued employment or service with the Company or the Parent.

9.5

Governing Law. The Plan shall be governed by and construed in accordance with the laws of Pennsylvania without reference to principles of conflict of laws, except as superseded by ERISA and other applicable federal law.

9.6

Severability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent.

9.7

Incapacity. If the Administrator determines that a Participant or a Beneficiary is unable to care for his or her affairs because of illness or accident or because he or she is a minor, any benefit due the Participant or Beneficiary may be paid to the Participant’s spouse or to any other person deemed by the Administrator to have incurred expense for the Participant (including a duly appointed guardian, Administrator or other legal representative), and any such payment shall be a complete discharge of the Company’s obligation hereunder.

9.8

Transferability of Rights. The Plan shall be binding on and inure to the benefit of the executors, heirs, administrators, successors and assigns of a Participant and the successors and assigns of Company. The Company shall have the unrestricted right to transfer its obligations under the Plan with respect to one or more Participants to any person, including, but not limited to, any purchaser of all or any part of the Company’s business. No Participant or Beneficiary shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Participant or Beneficiary may have at any time to receive benefits hereunder, which benefits and the right thereto are expressly declared to be non-assignable and nontransferable, except to the extent required by law. Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant or the spouse of a Participant shall, in the sole discretion of the Administrator (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the Participant or Beneficiary to any portion of the Plan benefits not previously paid or provided.

9.9

Non-Exclusivity. This Plan shall not prevent or limit a Participant’s continuing future participation in any benefit, bonus, incentive, severance plan or arrangement provided by the Company and for which the Participant may qualify.

9.10	Headings. The headings of this Plan are for convenience and reference only and do not constitute a part hereof.

9.11

Summary Document. Any summary document or other Plan summary is a summary of terms only and is qualified in its entirety by the terms of this Plan and any inconsistency of such document or summary with this Plan will be interpreted in favor of the Plan.

9.12

Successors. The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of its business and/or assets to expressly assume and agree to perform all of the Company’s obligation hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

X. ERISA RIGHTS

As a Participant in the Plan, you are entitled to certain rights and protections under ERISA, which provides that all Plan Participants shall be entitled to:

Receive information about your Plan and benefits.

•

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor, and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•

Obtain, upon written request to the Plan Administrator, copies of all documents governing the operation of the Plan, and copies of the latest annual report (Form 5500 series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent actions by the Plan fiduciaries.

In addition to creating rights for Plan participants, ERISA imposes obligations upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining benefits or exercising your rights under ERISA.

Enforce your rights.

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain periods.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan Administrator and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court after exhausting the Plan’s claims procedures. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

Assistance with your questions.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

XI. ERISA INFORMATION

Official Name of the Plan	Harmony Biosciences, LLC Separation Plan

Sponsor	Harmony Biosciences, LLC 630 W. Germantown Pike, Suite 215 Plymouth Meeting, PA 19462 (484) 539-9800

Employer Identification Number	82-1608705

Plan Number	505

Type of Plan	Employee Welfare Severance Benefit Plan

Plan Year	January 1 - December 31, with a short plan year from June [*], 2020, through December 31, 2020

Type of Administration	Employer Administered

Plan Administrator	Harmony Biosciences, LLC

Effective Date	June [*], 2020

Agent for Service of Legal Process	General Counsel Harmony Biosciences, LLC 630 W. Germantown Pike, Suite 215 Plymouth Meeting, PA 19462

XII. DEFINITIONS

The following capitalized terms shall have the following meanings unless the context indicates otherwise as determined by the Administrator:

12.1

“Administrator” means, (a) with respect to the Key Executives, the Parent Board, or (b) with respect to any other Participant, a committee consisting of individuals then serving as the Chief Executive Office of the Company, the Chief Financial Officer of the Company, and the Head of Human Resources of the Company.

12.2

“Affiliate” means, with respect to the Company, any other person that directly or indirectly controls, is under common control with, or is controlled by, the Company. As used herein the term “control” means the possession by a person, directly or indirectly, of the power to direct or cause the direction of the management and policies of another person, whether through ownership of 50% or more of the voting security of such other person, by contract, or otherwise.

12.3

“Beneficiary” means the beneficiary designated by the Participant under the Company’s group life insurance plan, or such other beneficiary as designated in writing by the Participant in the form as determined by the Administrator.

12.4	“Cause” means the occurrence of any of the following:

(a)

the Participant’s commission of an act of dishonesty that results, or is intended to result, in material gain or personal enrichment of the Participant or that has, or is intended to have, a material detrimental effect on the reputation or business of the Company or the Parent;

(b)

the Participant’s commission of an act or acts of fraud, gross negligence, or a crime constituting a felony (other than relating to the operation of a motor vehicle), or the Participant’s conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment of one year or more is a possible punishment;

(c)

any material breach by the Participant of any restrictive, non-compete, or similar covenants described in this Plan or in any employment agreement or other written agreement or policy relating to the Participant’s service with the Company or the Parent;

(d)

the Participant’s repeated refusal or failure to perform specific directives of the Company, the Parent, or any officer or employee to whom the Participant reports to the extent that such directives are consistent with the scope and nature of the Participant’s duties and responsibilities as an employee or service provider of the Company or the Parent, including the Participant’s insubordination and/or material breach of the Company’s or the Parent’s ethics or business conduct policy.

The determination of Cause shall be made by the Administrator, in its sole discretion.

12.5	“Change in Control” means the occurrence of any of the following, as determined by the Administrator:

(a)

the acquisition by any Person, in one or a series of related transactions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the Company or the Parent’s equity; excluding, however, the following: (i) any acquisition by the Company; (ii) any acquisition by a lender to the Company pursuant to a debt restructuring thereof; (iii) any acquisition by, or consummation of a Corporate Transaction with an Affiliate; or (iv) a Non-Control Transaction; or

(b)	a Corporate Transaction unless such Corporate Transaction is a Non-Control Transaction.

Notwithstanding the foregoing, an event or occurrence described above will not constitute a Change in Control, unless the event or occurrence also qualifies as a “change in control event” within the meaning of Code Section 409A.

12.6

“Change in Control Date” means the date after the Effective Date that a Change in Control first occurs. For the avoidance of doubt, a Change in Control will occur upon its final closing, as determined by the Administrator.

12.7

“Change in Control Health Benefit” is a cash payment to a Terminated Participant sufficient on an after tax basis to pay, in the good-faith estimate of the Company determined as of the Termination Date, 100% of the cost of health benefit coverage continuation for the Terminated Participant and his or her eligible dependents for a period of six (6) months following the Termination Date; provided that to the extent that the payment of or promise to pay the Change in Control Health Benefit would result in adverse tax or other consequences to the Company or the Parent under Section 4980D of the Code, or other Code section, ERISA, or applicable law, the Company and the Participant will enter into an alternative arrangement providing for the Change in Control Health Benefit (or an economic equivalent thereto) which does not cause the imposition of taxes or adverse consequences; provided, further, that, if the Company’s accountants reasonably determine that no alternative arrangement is feasible, then the Participant will forfeit the right to the Change in Control Health Benefit without consideration therefor.

12.8

“Change in Control Protection Period” is the period commencing on the thirtieth (30th) day immediately preceding a Change in Control Date and ending on the three (3) month anniversary of the Change in Control Date.

12.9	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

12.10	“Company” means Harmony Biosciences, LLC, a Delaware limited liability company, including any successor entity or any successor to the assets of the Company that has assumed the Plan.

12.11

“Comparable Position” means a position that would (a) provide the Participant with base compensation and benefits that are comparable in the aggregate to those provided to the Participant prior to the Change in Control Date; (b) provide the Participant with a bonus opportunity that is comparable to the opportunity provided to the Participant prior to the Change in Control Date; (c) be in a location that would not require the Participant to increase his/her daily one way commuting distance by more than fifty (50) miles as compared to the Participant’s commuting distance immediately prior to the Change in Control Date; and (d) have job skill requirements and duties that are comparable to the requirements and duties of the position held by the Participant prior to the Change in Control Date. The Company has the sole discretion to determine if a position is a “Comparable Position” and such determination shall be final, conclusive and binding and no one factor is determinative of whether a position is a Comparable Position.

12.12

“Competitive Activity” means the Participant, anywhere in the world, directly or indirectly owning, managing, controlling, participating in, consulting with, rendering services for, or in any manner engaging in (i) any business that owns, licenses, markets, sells or distributes pharmaceutical product(s) or biologic product(s) that directly compete with (i.e., have substantially the same approved indications in such portion of the world) pharmaceutical product(s) or biologic product(s) owned, licensed, marketed, sold or distributed by the Parent or the Company as of the Termination Date for any reason of the Participant’s service with the Parent or the Company in such portion of the world or (ii) any business with whom the Parent or the Company has entertained discussions, or has requested and received information, relating to the acquisition of such business by the Parent or the Company within twelve (12) months prior to the Termination Date of termination for any reason of the Participant’s service with the Company or the Parent; provided, however, that nothing herein shall prohibit the Participant from being a passive owner of not more than 5% of the outstanding stock of any class of any entity that is publicly traded, so long as the Participant has no active participation in the business of such entity.

12.13

“Corporate Transaction” means the consummation of a reorganization, merger or consolidation involving the Parent or the Company or sale or other disposition of all or substantially all of the assets of the Company, as determined by the Administrator.

12.14	“Disability” means a disability as determined in accordance with the Company’s (or the Parent’s) long-term disability plan or program in effect on the date that the disability first occurs.

12.15	“Effective Date” means June [*], 2020.

12.16	“Employee” means a regular full-time employee of the Company or the Parent. The term “Employee” excludes (i) individuals who are classified, in the Company’s or Parent’s sole discretion, as seasonal employees, leased employees, independent contractors, temporary employees, per diem employees, consultants, or special project employees (including interns and co-op employees); (ii) individuals who are engaged under an agreement which provides that the individual is not eligible to participate in the Plan; or (iii) individuals who are employed pursuant to an employment agreement or offer letter that provides for the payment of severance upon a termination of employment with the Company or the Parent.

The determination of who is an Employee for purposes of this Plan shall be made by the Administrator in its sole discretion, and any individual who is excluded from being considered an Employee by the Administrator shall be excluded from the definition of Employee regardless of the individual’s reclassification by (1) the Internal Revenue Service for tax withholding purposes, or (2) by any other federal, state, or local administrative agency, tribunal, or court.

12.17	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute thereto, and the rules and regulations promulgated thereunder.

12.18	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor statute thereto, and the rules and regulations promulgated thereunder.

12.19	“Good Reason” means any of the following actions, taken without the consent of the Participant:

(a)	a material diminution in the Participant’s base compensation, unless such diminution is part of broad-based reduction in pay across the Company;

(b)	a material diminution in the Participant’s authority, duties, or responsibilities;

(c)

a material diminution in the authority, duties, or responsibilities of the individual to whom the Participant is required to report, including a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the Parent Board;

(d)	a material diminution in the budget over which the Participant retains authority;

(e)	a material change in the geographic location at which the Participant must perform services; or

(f)	any material breach by the Company or Parent of this Plan or the Participant’s employment agreement.

A Termination shall not be considered a Termination for Good Reason giving the Participant a right to Severance Benefits under Section 3, unless (a) the Participant notifies the Company or Parent of the event constituting Good Reason within thirty (30) days of having actual knowledge of such event, (b) the Company or the Parent has been given at least thirty (30) days to cure the event purporting to constitute Good Reason (the “Cure Period”), and (c) if the Company or Parent fails to cure such event, the Participant terminates employment within sixty (60) days of the expiration of the Cure Period. If the event purporting to constitute Good Reason is cured during the Cure Period, such event shall not constitute Good Reason.

12.20	“Key Executives” are the individuals then serving as the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, and the Head of Human Resources of the Company

12.22

“Non-Control Transaction” means a Corporate Transaction as a result of which the combined voting power of the outstanding units of the Parent or the Company immediately prior to such Corporate Transaction will entitle the holders thereof immediately prior to such Corporation Transaction to exercise, directly or indirectly, more than 50% of the combined voting power of all units, or if applicable, the shares of capital stock, entitled to vote generally in the election of directors or similar governing body of the entity resulting from such Corporate Transaction immediately after such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets).

12.23	“Parent” shall mean Harmony Biosciences Holdings, Inc., a Delaware corporation.

12.24	“Parent Board” shall mean the Parent’s board of managers or similar governing body as in effect from time to time.

12.25

“Participant” shall mean an Employee who has been designated to participate in the Plan in accordance with Section 2 and who is participating in the Plan on his or her Termination Date. Following a Participant’s death, references to Participant with respect to such decedent shall mean such Participant’s Beneficiary.

12.26

“Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

12.27	“Plan” means this Harmony Biosciences, LLC Separation Plan.

12.28	“Plan Year” means each calendar year, with a short plan year from June [*], 2020, through December 31, 2020.

12.29

“Salary” means the highest annual base salary paid to the Participant during the 12-month period immediately preceding the earlier of (i) such Participant’s Termination Date or (ii) the Change in Control Date, with such amount increased (if applicable) to take into account any elective or mandatory deferrals.

12.30	“Severance Benefits” are the compensation and benefits payable or provided to a Terminated Participant under Section 3.

12.31	“Terminated Participant” means a Participant who has incurred a Termination.

12.32

“Termination” shall mean the termination of a Participant’s employment with the Company or the Parent by the Company (or Parent) without Cause (other than due to death or Disability) or by the Participant for Good Reason.

12.33	“Termination Date” means the date of a Termination of a Participant.

IN WITNESS WHEREOF, the Company has caused this indenture to be executed, effective as of the date set forth above.

HARMONY BIOSCIENCES, LLC

By:

Title:

ATTEST:

By:

Title:

EXHIBIT A

RELEASE

This Release (the “Release”) is dated as of this      day of             , 20    , by and between Harmony Biosciences, LLC (hereinafter, sometimes individually referred to as “Harmony” and collectively, together with the Parent, referred to as the “Company”) and                          (the “Employee”, together with the Company, the “Parties”). Capitalized terms not herein defined shall have the meanings ascribed them in the Plan.

WHEREAS, the Employee is a participant in the Harmony Biosciences, LLC Separation Plan, as may be amended (the “Plan”);

WHEREAS, the Employee’s service with the Company has been terminated effective                             ; and

WHEREAS, pursuant to the Plan, the Employee is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Plan, Harmony and the Employee agree as follows:

1.    Termination of Employment. The Employee acknowledges that the Employee’s Termination Date is                         .

2.    Full Release by Employee. For the consideration expressly set forth in the Plan, 1 the Employee, for himself, the Employee’s heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby irrevocably, unconditionally and fully releases, acquits, and discharges the Company, its parents, subsidiaries, affiliates, insurers, predecessors, successors, and assigns, and their respective predecessors, parents, affiliates, subsidiaries, divisions, equity holders, members, managers, partners, officers, directors, officers, employees, legal advisors, representatives, trustees, benefits plans, lenders, investors and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Company Entities”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, bonuses, controversies, agreements, liabilities, promises, claims, obligations, costs, losses, damages and demands of whatsoever character, in law or in equity, whether or not known, suspected or claimed, which the Releasors ever had, have, or may have from the beginning of time through the Termination Date, or if later, the date of this Release, against the Company Entities arising out of or in any way related to Employee’s employment or service or termination of the Employee’s employment or service, including, without limitation, claims arising under the Americans With Disabilities Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Fair Credit Reporting Act, the Genetic Information and Discrimination Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Acts of 1866, 1871 and 1991, including Section 1981-1988

[1]	Amend as applicable at time of termination to reflect other agreements.

of the Civil Rights Act, the Labor Management Relations Act, the Vietnam Era Veterans Readjustment Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, the Immigration Reform Control Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, [INSERT STATE/LOCAL LAW],2 each as may be amended, and/or any other federal, state or local human rights, civil rights, wage-hour, pension or labor law, rule, statute, regulation, constitution or ordinance and/or public policy, contract or tort law, or any claim of retaliation under such laws, or any claim of breach of any contract (whether express, oral, written or implied from any source), or any claim of intentional or negligent infliction of emotional distress, tortious interference with contractual relations, wrongful or abusive discharge, defamation, prima facie tort, fraud, negligence, loss of consortium, or any action similar thereto against the Company Entities, including any claim for attorneys’ fees; [provided, however, that the Releasors do not waive any rights or release the Company Entities from the Severance Benefits, COBRA continuation coverage rights that are available under applicable law (at the Employee’s sole cost), indemnification and/or contribution or directors’ and officers’ insurance rights the Employee may have in respect of Employee’s service with the Company, and vested benefits, if any, to of Employee under the terms any employee benefit plan; and further provided, that the Releasors do not release any right to challenge, under the Older Worker’s Benefit Protection Act, the knowing and voluntary nature of the release of any age claims in this Release, in court or before the Equal Employment Opportunity Commission (“EEOC”) or any right to file an administrative charge with the EEOC or any other similar federal, state, or local agency (provided, that any right to recover monetary damages or other personal relief in any proceeding shall be released and waived), or any claims that cannot be waived by law.]3

By executing this Release, the Employee acknowledges that:

(a)    This Release does not include claims arising after the date of execution by the Employee below;

(b)    The Employee acknowledges that the Employee has had [twenty-one (21)/forty-five (45)] days to consider this Release’s terms (commencing from delivery of the Agreement). Employee may accept this Release by signing it and returning it to General Counsel, Harmony Biosciences, LLC, 630 W. Germantown Pike, Suite 215, Plymouth Meeting, PA 19462.

(c)     [The Employee understands that on the eighth (8th) day after the date of execution of this Release, this Release becomes effective and, as of that date, the Employee may not change the Employee’s decision or seek any other remuneration in any form; provided, however, that the Employee has a seven (7) day revocation period (beginning on the date of execution) that expires at 5:00 pm on such seventh (7th) day. If the Employee intends to revoke this Release the Employee must advise the [General Counsel of the Company] on or before the expiration of this seven (7) day revocation period by delivering to General Counsel, Harmony Biosciences, LLC, 630 W. Germantown Pike, Suite 215, Plymouth Meeting, PA 19462, written notification of the Employee’s intention to revoke this Release, which written notification makes specific reference to this Release.] 4

[2]	Applicable laws subject to revision.
[3]	Note to client: To be discussed.
[4]	Amend as applicable at time of termination.

(d)    The Employee by signing this Release acknowledges that the Employee has had a full and fair opportunity to review, consider, and negotiate the terms of this Release, that the Employee has been advised to seek and has sought the advice of an independent attorney of the Employee’s choosing in connection with the Employee’s decision whether to accept the benefits that have been offered to the Employee under this Release, and has reviewed this Release with advisors of the Employee’s choice, that the Employee has read and understands this Release, and that the Employee has signed this Release freely and voluntarily, without duress, coercion or undue influence and with full and free understanding of its terms.

(e)    The Release is not intended, and shall not be construed, as an admission that any of the Parties has violated any federal, state, or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever. Should any provision of this Release require interpretation or construction, it is agreed by the Parties that the entity interpreting or construing this release shall not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the Party who prepared the document.

(f)    For the purpose of implementing a full, knowing, and complete release and discharge of the Company Entities, the Employee expressly acknowledges that this Release is intended to include in its effect, without limitation, all claims which the Employee does not know or suspects to exist in the Employee’s favor at the time of execution hereof, and that this Release contemplates the extinguishment of any such claim or claims.

(g)    The Employee further acknowledges and agrees that in the event any charge, complaint, action, or proceeding was or is filed on behalf of the Employee in any agency, court, or other forum against the Company Entities based on any conduct from the beginning of the world up to and including the date of this Release, no Releasor will accept any award, recovery, settlement or relief there from.

(h)     The Employee represents that neither the Employee nor any person acting on the Employee’s behalf has filed or caused to be filed any lawsuit, complaint, or charge against any of the Company Entities in any court, any municipal, state or federal agency, or any other tribunal. The Employee agrees that the Employee will not, to the fullest extent permitted by law, sue or file a charge, complaint, grievance or demand for arbitration in any forum pursuing any claim released under this Release or assist or otherwise participate in any claim, arbitration, suit, action, investigation or other proceeding of any claim released hereunder.

(i)    The Employee represents and warrants that the Employee has not assigned or conveyed to any other person or entity any part of or interest in any of the claims released in this Release. The Employee further expressly waives any claim to any monetary or other damages or any other form of recovery in connection with any claim released in this release or any proceeding that violates this Release.

(j)    Employee affirms that the Employee has not suffered any known workplace injuries or occupational diseases and that the Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company or its affiliates, or their respective officers or board members, including any allegations of corporate fraud.

3.	Miscellaneous.

(a)    This Release shall be governed in all respects by the laws of the State of Pennsylvania without regard to the principles of conflict of law.

(b)    In the event that any one or more of the provisions of this Release is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Release is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(c)    This Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d)    The headings used in this Release are included solely for convenience and shall not affect or be used in connection with the interpretation of this Release. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

(e)    This Release (together with the Plan)5 represents the entire agreement between the Parties with respect to the subject matter hereof and may not be amended except in a writing signed by the Company and the Employee. If any dispute should arise under this Release, it shall be settled in accordance with the terms of the Plan.

(f)    This Release shall be binding on the executors, heirs, administrators, successors, and assigns of the Employee and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors, and assigns of the Company Entities and the Releasors.

[5]	Amend as applicable for any other arrangement (e.g., employment agreement).

BY SIGNING BELOW, THE EMPLOYEE REPRESENTS AND WARRANTS THAT THE EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS THE PROVISIONS OF THIS RELEASE AND THE EMPLOYEE HAS HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL. THE EMPLOYEE SIGNS THE EMPLOYEE’S NAME VOLUNTARILY AND WITH A FULL UNDERSTANDING OF ITS LEGAL CONSEQUENCES. THE EMPLOYEE HEREBY ACCEPTS AND AGREES TO ALL OF THE TERMS OF THIS RELEASE KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of                             .

HARMONY BIOSCIENCES, LLC

By:
Name:
Title:

EMPLOYEE